Exhibit 10.1
SECOND SUPPLEMENT TO ENVIRONMENTAL AGREEMENT
     This Second Supplement to Environmental Agreement (this “Second Supplement”) is entered into as of July 23, 2008 by Coffeyville Resources Refining & Marketing, LLC, a Delaware limited liability company (“Refinery Company”), and Coffeyville Resources Nitrogen Fertilizers, LLC, a Delaware limited liability company (“Fertilizer Company”), referred to collectively as the “Parties”. Capitalized terms used but not otherwise defined herein will have the meanings set forth in the Environmental Agreement, dated as of October 25, 2007, by and between Refinery Company and Fertilizer Company (the “Environmental Agreement”).
RECITALS
     Refinery Company owns and operates a Refinery, and Fertilizer Company owns and operates a Fertilizer Plant located adjacent to the Refinery, and Refinery Company and Fertilizer Company entered into the Environmental Agreement for the provision of certain indemnification and access rights in connection with environmental matters affecting the Refinery and the Fertilizer Plant, and certain other related matters. Effective February 15, 2008 Refinery Company and Fertilizer Company entered into a Supplement to Environmental Agreement (the “Supplement”), in which Refinery Company and Fertilizer Company acknowledged and agreed upon the transfer of certain property, the Known Contamination Map and the Comprehensive Coke Management Plan.
     Exhibit C to the Supplement included the Comprehensive Coke Management Plan, and attached as Appendix A to the Comprehensive Coke Management Plan was the then current agreement between Fertilizer Company and the contractor responsible for loading, unloading and offsite transportation of Coke, all as more particularly described in such agreement (the “Original Coke Handling Agreement”). Fertilizer Company and such contractor have entered into an Amended and Restated Coke Handling Agreement, effective March 1, 2008, which amends and restates the Original Coke Handling Agreement (such agreement, the “Amended Coke Handling Agreement”).
     Refinery Company and Fertilizer Company now desire to amend the Supplement to include the Amended Coke Handling Agreement.
     1. Amendment. Appendix A to Exhibit C to the Supplement is deleted in its entirety, and is replaced with the Amended Coke Handling Agreement, attached hereto as Appendix A.
     2. Ratify Supplement. Except as expressly amended hereby, the Supplement will remain unamended and in full force and effect in accordance with its terms. The amendment provided herein will be limited precisely as drafted and will not constitute an amendment of any other term, condition or provision of the Supplement. References in the Supplement to “Supplement”, “hereof”, “herein”, and words of similar import are deemed to be a reference to the Supplement as amended by this Second Supplement.

     3. Counterparts. This Second Supplement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which constitute one agreement that is binding upon each of the parties, notwithstanding that all parties are not signatories to the same counterpart.
[signature page follows]

     The parties have executed this Second Supplement as of the date first written above.

Coffeyville Resources Refining & Marketing,		Coffeyville Resources Nitrogen Fertilizers,
LLC		LLC

By:	/s/ John J. Lipinski	By:	/s/ John J. Lipinski

Name:	John J. Lipinski	Name:	John J. Lipinski

Title:	Chief Executive Officer & President	Title:	Chief Executive Officer & President

Appendix A
Amended and Restated Coke Handling Agreement
This Amended and Restated Coke Handling Agreement (this “Agreement”) is entered into this 1st day of March, 2008 (the “Effective Date”) between Coffeyville Resources Nitrogen Fertilizers, LLC, a Delaware limited liability company (“CRNF”) and Savage Services Corporation, a Utah corporation (“Savage”). CRNF and Savage are each a “Party” and are collectively the “Parties” to this Agreement.
Background
A.	Coffeyville Resources Refining & Marketing, LLC, a Delaware limited liability company (“CRRM”) owns and operates a petroleum refinery located at Coffeyville, Kansas (the “Refinery”).

B.	CRNF owns and operates a fertilizer complex adjacent to the Refinery, consisting of the hydrogen production facility, the air separation unit, the UAN plant, the ammonia synthesis loop, the offsite sulfur recovery unit, the utility facilities, the grounds and related connecting pipes and improvements (the “Fertilizer Complex”).

C.	CRNF and CRRM are parties to a Coke Supply Agreement dated October 25, 2007, pursuant to which CRRM agrees to sell and deliver to CRNF and CRNF agrees to purchase and accept delivery of Coke produced at the Refinery.

D.	The Fertilizer Complex converts Coke produced at the Refinery into hydrogen for use in CRNF’s ammonia synthesis loop, and into purified carbon dioxide for use in CRNF’s UAN plant.

E.	CRNF (as successor in interest to Farmland Industries, Inc.) and Savage (as successor in interest to Banks Construction Company, Inc.) are parties to a Coke Handling Agreement dated July 1, 2000, as amended by a First Addendum dated August 1, 2001, a Second Addendum dated May 1, 2002, and a Second Amendment dated March 5, 2004 (as so amended, the “Original Agreement”), under which Savage agreed to haul, store and handle the Coke and provide certain other services specified therein.

F.	CRNF and Savage desire to amend and restate the Original Agreement on the terms and conditions set forth in this Agreement.
Agreement
The Parties, desiring to be legally bound, hereby agree as follows:
1.	Recitals and Exhibits. The foregoing background recitals and all Exhibits referenced in this Agreement are expressly made a part of this Agreement.

2.	Defined Terms. For purposes of this Agreement, the term:

“Agreement” means this Amended and Restated Coke Handling Agreement and the Exhibits hereto;

“Clear Water Pit” means the concrete pit located on the northeast side of the Coke Pit used to settle fines out of the Coke cutting water;

“CRNF” has the meaning given in the introductory paragraph;

“CRRM” has the meaning given in recital paragraph A;

“Coke” means petroleum coke produced at the Refinery, and petroleum coke produced other than at the Refinery, to be used by CRNF at the Fertilizer Complex;

“Coke Pit” means the existing Coke storage pit located within the Refinery;

“Coke Unit” means the existing coker unit located within the Refinery;

“Commercially Reasonable” means in accordance with commonly accepted trade practices among reputable businesses and commercial enterprises engaged in the same or Similar businesses, acting prudently;

“Damages” has the meaning given in Section 13;

“day” means any calendar day;

“Dispute” has the meaning given in Section 12.1;

“Effective Date” has the meaning given in the introductory paragraph;

“Equipment” means that equipment provided by Savage to perform the Services under this Agreement;

“Event of Default” has the meaning given in Section 15.1;

“Extended Term” has the meaning given in Section 4.2;

“Fertilizer Complex” has the meaning given in recital B;

“Fertilizer Plant Coke Silo” means the existing Coke silo, 01-T101 located within the Fertilizer Complex;

“Fertilizer Plant Coke Storage Area” means the open containment area south of the Coke crushing and conveying system located within the Fertilizer Complex;

“Fertilizer Plant Fluxant Storage Shed” means the storage shed east of the Fertilizer Plant Coke Silo and located within the Fertilizer Complex;

“Fertilizer Plant Slag Storage Area” means the open containment area south of the gasifier structure and north of Martin Street, but located within the Fertilizer Complex;

“Fertilizer Plant Weigh Bin Feeder Hopper” means the slagging additive truck hopper, 0l-T-102 located within the Fertilizer Complex;

“Force Majeure” means war (whether declared or undeclared); fire, flood, lightning, earthquake, storm, tornado, or any other act of God; strikes, lockouts or other labor difficulties; civil disturbances, riot, sabotage, accident, and official order or directive, including with respect to condemnation, or industry-wide request or suggestion by any governmental authority or instrumentality thereof which, in the reasonable judgment of the Party affected, interferes with such Party’s performance under this Agreement; any disruption of labor; any inability to secure materials and/or services, including, but not limited to, inability to secure materials and/or services by reason of allocations promulgated by authorized governmental agencies; or any other contingency beyond the reasonable control of the affected Party, which interferes with such Party’s performance under this Agreement;

“Imported Coke” means Coke produced from a source other than the Refinery;

“Intermediate Coke Storage Area” means the open storage area at the Refinery tank farm east of Sunflower Road;

“Laws” means all applicable federal, state and local laws, regulations, ordinances, orders and decrees and other administrative measures, including, without limitation, those respecting transportation, health, safety and the environment;

“Monthly Fees” has the meaning given in Section 11.1

“Multi-Party Dispute” has the meaning set forth in Section 12.2;

“Original Agreement” has the meaning set forth in recital paragraph E;

“Party” and “Parties” has the meaning given in the introductory paragraph;

“Primary Term” has the meaning given in Section 4.1;

“Refinery” has the meaning given in recital paragraph A;

“Related Parties” has the meaning given in Section 13;

“Savage” has the meaning given in the introductory paragraph;

“Services” has the meaning given in Section 5;

“Term” has the meaning given in Section 4.3;

“Third, Fourth, and Fifth Sumps” means the concrete sump pits located southeast of the Fertilizer Plant Coke Storage Area;

“Variable Fees” has the meaning given in Section 11.2; and

“WST” means wet short tons.

3.	Original Agreement Superseded. This Agreement amends and restates the Original Agreement in its entirety; provided this Agreement does not prejudice the rights or claims that either Party may have, and will not relieve the other party from fulfilling its obligations accrued pursuant to the Original Agreement as of the Effective Date.

4.	Term.
4.1	Primary Term. The primary term (the “Primary Term”) of this Agreement begins as of the Effective Date and continues for five years, unless earlier terminated in accordance with the terms of this Agreement.

4.2	Extended Term. The Primary Term will automatically extend for successive periods of five years (each, an “Extended Term”), unless either Party gives written notice to the other not less than four months prior to the scheduled expiration date of the Primary Term or the Extended Term then in effect of such Party’s desire not to renew this Agreement.

4.3	Term. The Primary Term and all Extended Terms together are the “Term” of this Agreement.
5.	Savage’s Services. In return for the compensation described in Section 11 of this Agreement, Savage will provide each of the services described in this Section 5 (together, the “Services”):
5.1	Refinery Coke Handling.
(a)	Provided that the Refinery’s Coke production is available, Savage, at the direction of CRNF, will remove wet Coke from the mid-point of the Coke Pit, after the Coke has had time to dewater, and load the Coke onto Savage’s trucks.

(b)	Savage, at the direction of CRNF, will transport, in a safe and efficient manner, wet Coke from the Coke Pit to either the Intermediate Coke Storage Area or the Fertilizer Plant Coke Storage Area.

(c)	Savage will provide the Coke handling services described in this Section 5.1 in a manner to support the continuous 24-hour per day, 7 days per week operation of the Coke Unit and the Fertilizer Complex.
5.2	Intermediate Coke Storage Area Management. Savage will receive and stockpile Coke, to the extent possible, separated in accordance with quality and source, as requested by CRNF, in the Intermediate Coke Storage Area. Savage will blend, as directed by CRNF, the various qualities and sources of Coke and will load such blended Coke onto Savage’s trucks for delivery to the Fertilizer Complex or as otherwise directed by CRNF.

5.3	Coke Transportation from Intermediate Coke Storage Area. Savage, at the direction of CRNF, will load into Savage’s trucks and transport, in a safe and efficient manner, Coke from the Intermediate Coke Storage Area to the Fertilizer Plant Coke Storage Area.

5.4	Fertilizer Plant Coke Handling.
(a)	Savage, at the direction of CRNF, will receive, stockpile and handle blended and unblended Coke at the Fertilizer Plant Coke Storage Area. Savage will, to the extent reasonably possible, maintain separate stocks of blended and unblended Coke.

(b)	Coke will be delivered from the Refinery and from the Intermediate Coke Storage Area to the Fertilizer Plant Coke Storage Area by Savage as outlined in Section 5.1. Coke will also be delivered by truck to the Fertilizer Plant Coke Storage Area from other sources by outside carriers as directed by CRNF. The outside carriers will use end-dump trailers to dump the Coke directly into the Fertilizer Plant Coke Storage Area.

(c)	Savage will be responsible for the receipt and handling of Coke in a method so as to eliminate or control the tracking of Coke by its vehicles and provide general clean up in and around the Fertilizer Plant Coke Storage Area.

(d)	Savage will feed Coke stored in the Fertilizer Plant Coke Storage Area into the Fertilizer Plant Coke Silo in an efficient manner at such rates to support the continuous 24-hour per day, 7-day per week operation of the Fertilizer Complex.
5.5	Fluxant Handling. Savage will receive, unload, manage and store fluxant at the Fertilizer Plant Fluxant Storage Shed. Savage will transport fluxant from the Fertilizer Plant Fluxant Storage Shed to and feed into the Fertilizer Plant Weigh Bin Feeder Hopper, or other fluxant feed hopper that may at some point replace the Fertilizer Plant Weigh Bin Feeder Hopper, sufficient fluxant to support the continuous 24-hour per day, 7-days per week operation of the Fertilizer Complex.

5.6	Slag Handling. Savage, at the direction of CRNF, will load onto Savage’s trucks in a safe and efficient manner, slag from the Fertilizer Plant Slag Storage Area (after CRNF has performed the dewatering process) and deliver it to the Intermediate Coke Storage Area so as to support the continuous 24-hour per day, 7-days per week operation of the Fertilizer Complex. Savage will work together with CRNF to manage and maintain the slag stockpile at the Intermediate Coke Storage Area.

5.7	Coke Sweeping. Savage, at the direction of CRNF, will provide sweeping services at the Fertilizer Complex to eliminate or control fugitive dust created from Coke and slag handling within the Fertilizer Complex.

5.8	Maintenance of Fertilizer Complex Equipment. Savage will operate and provide preventive maintenance for the CRNF Coke-handling equipment listed in Exhibit 5.8 in accordance with the schedule listed in Exhibit 5.8; provided that Savage will not be responsible for repairs to or the replacement for any such equipment. Savage will make best efforts to monitor the status of the equipment listed in Exhibit 5.8 on a daily basis and will report problems and/or possible repair needs to CRNF.

5.9	Clear Water Pit Cleaning. CRNF may request that Savage remove Coke fines from the Clear Water Pit on an as needed basis, not to exceed one time per week. CRNF will remove the water from the Clear Water Pit prior to Savage removing the Coke fines. Savage will use Commercially Reasonable efforts to remove the Coke fines using the same equipment being used to load trucks at the Coke Pit, subject to CRNF providing Savage with not less than 24 hours notice prior to the desired cleaning. Savage will deliver the Coke fines to a location within the Refinery or the Fertilizer Complex as directed by CRNF,

5.10	Third, Fourth, and Fifth Sumps Cleaning. Savage, at the direction of CRNF, will use a front-end loader to drive into and clean coke fines out of the Third, Fourth, and Fifth Sumps. Savage will clean the Fourth and Fifth at least once every two weeks but not more often than once every week. Savage will clean the Third Sump at least once every six months but not more often than once every month. CRNF will be responsible for removing water from the sumps prior to Savage performing such cleaning. Savage’s obligations are subject to CRNF providing Savage with not less than 24 hours notice prior to desired cleaning. Savage will deliver the Coke fines to a location within the Fertilizer Complex as directed by CRNF.

5.11	Savage Equipment and Personnel. Savage will, at its expense, provide the Equipment, fuel and qualified employees reasonably sufficient to provide the Services in a timely manner without interruption. Such Equipment will be suitable for conducting the operations for which it is used in a safe, efficient and effective manner without causing damage to the Refinery, the Fertilizer Complex or any property appurtenant thereto.

5.12	Maintenance of Savage Equipment. Savage will maintain its Equipment in good and safe operating condition, reasonably sufficient to provide the Services in a timely manner without interruption, and will at its expense provide all fuel and lubricants for such Equipment.

5.13	Hours of Operation. The Parties agree that on the start date of the Primery Term the Coke Unit is operated on a 14-hour cycle (one cut every seven hours). As such, Savage will provide the Services up to 20 hours per day five days per week and up to 12 hours per day two days per week. While the Parties anticipate that such a schedule will be sufficient to provide the Services, the Parties will determine any necessary changes CRNF requires to both maintain the operation of the Fertilizer Complex, at the capacity determined by CRNF, and satisfy

CRNF’s obligations to CRRM. It is anticipated that the Coke Unit will eventually be operated on a 12 hour cycle (one cut every six hours). However, the Parties do not anticipate a need for additional labor or equipment to accommodate such a change in cut cycle. Should the change in cut cycle require additional staffing and/or equipment, the Parties agree to negotiate, in good faith, any required changes and the related costs.
6.	Additional Services. Savage will, for the additional compensation specified and upon request , provide the following additional services:
6.1	Refinery Services. From time to time, the overhead crane operated by CRRM may be out of service, causing CRRM to be unable to move wet coke from the west end of the Coke Pit to the mid-point of the Coke Pit. CRRM, at its discretion, may engage Savage to move the Coke from the west end to the mid point of the Coke Pit, subject to Savage and CRRM mutually agreeing on a rate and payment terms for such work in advance.

6.2	Other Services. During the Term, CRNF may ask Savage to provide Coke crushing, sizing and blending, as directed by CRNF, as well as other Coke handling services not otherwise specifically described herein. To the extent Savage can provide such additional services with its existing staff, working its normal work schedule, and using existing equipment, there will be no additional charges. Should Savage need to bring in additional staff and equipment, or work beyond its normal shifts, to provide such additional services, the Parties agree to negotiate, in good faith, rates for such additional services on a case by case basis before Savage performs such services.

6.3	Delivery of Coke Outside the Fertilizer Complex. Should CRNF require Coke to be delivered from the Intermediate Coke Storage Area to a location outside of the Fertilizer Complex or the Refinery, the Parties will negotiate, in good faith, an additional fee for such services.
7.	Fluxant Facility. In return for the compensation described in Section 11.7 of this Agreement, Savage will, at CRNF’s request, lease a covered storage facility, subject to approval by CRNF, suitable for storing and mixing fluxant materials (the “Fluxant Facility”); provided, Savage may not change the location of the Fluxant Facility or the terms of the lease of the Fluxant Facility without CRNF’s prior written consent. CRNF will be responsible for restoring the Fluxant Facility back to its original condition once it is no longer needed and may hire Savage to provide such clean up services. Notwithstanding the foregoing, Savage will be responsible for damage to the Fluxant Facility to the extent caused by its personnel and/or Equipment. Fluxant is made up of a mixture of Coke, sand, and pond ash. Savage will make arrangements for the purchase of sand and fly ash, as directed by CRNF, and will arrange for the sand and pond ash to be delivered to the Fluxant Facility. CRNF will provide the Coke and any other materials used to create the fluxant. Savage will deliver the Coke to the Fluxant Facility. Savage will use a front-end loader to mix the fluxant and will use Commercially Reasonable efforts to mix the fluxant according to the recipe provided by CRNF, but does not warrant the consistency or quality of fluxant due to variations in materials and in the mixing process. Savage will load the mixed fluxant into its trucks and deliver it to the Fertilizer Plant lux ant Storage Shed to support the continuous 24-hour, 7-day per week operation of the Fertilizer Complex,
8.	CRNF’s Responsibilities.
8.1	Storage Areas. CRNF will provide adequate space for the Fertilizer Plant Coke Storage Area, Fertilizer Plant Slag Storage Area and Intermediate Coke Storage Area, each within a reasonable distance from the source of the materials to be stored therein and connected to such source by hauling roads reasonably sufficient to allow Savage to meet its obligations hereunder.

8.2	Haul Roads. CRNF will provide and maintain adequate roads in or on its property reasonably sufficient for Savage to haul Coke, slag, fluxant and other materials pursuant to this Agreement.

8.3	Site License. CRNF grants to Savage for the Term a license to keep an office trailer, fuel tanks (sufficient to allow it to perform its duties under this Agreement) and associated containment facilities at the Fertilizer Complex, as determined by CRNF; provided Savage maintains such facilities in compliance with all applicable Laws.

8.4	Refinery Coke Handling. CRNF will use its Commercially Reasonable efforts to cause CRRM to cooperate with Savage to operate the bridge crane so as to move wet Coke, generally from the west end of the Coke Pit, to approximately the mid point of the Coke Pit. In order to facilitate the timely and efficient loading of trucks by Savage, CRNF will use its Commercially Reasonable efforts to cause the overhead crane operator to fully cooperate with, and comply with reasonable requests made by, Savage to move the Coke to the mid-point of the Coke Pit to make available for loading.

8.5	Intermediate Coke Storage Area. CRNF will supply adequate space and facilities to stockpile all Coke and slag to be stockpiled at the Intermediate Coke Storage Area. CRNF will supply Savage with adequate facilities at the Intermediate Coke Storage Area capable of receiving Coke and slag in a manner that will reasonably control tracking of Coke and slag by Savage’s hauling equipment. In addition, CRNF will supply adequate facilities to control Coke dust and to support Savage’s clean-up activities. CRBF will remove the water from the Intermediate Coke Storage Area as needed to maintain a safe operating area.

8.6	Fertilizer Plant Coke Storage Area. CRNF will supply Savage with adequate facilities and water to control Coke dust and to support Savage’s clean up activities at the Fertilizer Plant Coke Storage Area.

8.7	Maintenance of Fertilizer Plant Equipment. CRNF will at its expense pay or provide all lubricants and supplies required for Savage to provide the services in Section 5.8.

9.	Solicitation of Savage Employees. During the Term of this Agreement and for a period of one year after its termination, neither Party will solicit, offer employment to or in any other manner cause or encourage an employee of the other Party to terminate employment with such other Party for the purpose of being employed by the soliciting Party.

10.	Temporary Shut Down. Except for the obligations contained in Section 11.8, the requirements, obligations and rights under this Agreement will be suspended during any period that the Refinery or Fertilizer Complex is shut down. A temporary shutdown of the Refinery or Fertilizer Complex will be deemed to have occurred and be continuing for such period as CRRM or CRNF may reasonably designate. CRNF will provide notice of a shutdown of the Refinery or Fertilizer Complex to Savage upon such shutdown. However, CRNF will continue to pay the Monthly Fee to Savage pursuant to Section 11.1.

11.	Compensation.
11.1	Monthly Fee. CRNF will pay to Savage $129,238.53 dollars per month (the “Monthly Fee”) for the Services, The Monthly Fee is based on the hours of operation outlined in Section 5.13. If the Coke Unit cut cycle changes on a permanent basis, requiring additional Savage staffing, the Parties will evaluate such changes and negotiate, in good faith, any necessary corresponding changes to the Monthly Fee.

11.2	Variable Fees. CRNF will pay to Savage the following variable fees (the “Variable Fees”):
(a)	$0.573 per short ton of Coke produced by the Refinery and handled by Savage (with CRNF to provide Savage with a daily report of tons produced by the Refinery); and

(b)	$0.169 per short ton of Coke received by Savage and delivered by outside carriers (non-Savage) to the Fertilizer Plant Coke Storage Area per Section 5.4 (with CRNF to provide Savage with a daily report of tons delivered to the Fertilizer Plant Coke Storage Area by outside carriers).
11.3	Rate for Hauling Coke from Intermediate Coke Storage Area to Fertilizer Plant Coke Storage Area. CRNF will compensate Savage for loading and hauling Coke from the Intermediate Coke Storage Area to the Fertilizer Plant Coke Storage Area pursuant to Section 5.3 at the rate of $24.77 per truck (tandem axle) load.

11.4	Rate for Handling Imported Coke. When the Monthly Fee and/or Variable Fees do not apply to Savage’s handling Imported Coke pursuant to Section 5.4, such as when Imported Coke arrives at the Fertilizer Complex via rail, the Parties will discuss any additional costs associated with the handling of such Imported Coke and negotiate a rate, in good faith in advance, on a case by case basis.

11.5	Rate for Slag Handling Services, CRNF will compensate Savage for providing Slag Handling services pursuant to Section 5.6 at the rate of $10.32 per truck (tandem axle) load.

11.6	Rate for Coke Sweeping Services. CRNF will compensate Savage for providing Coke sweeping services pursuant to Section 5.7 at the rate of $688.00 per day for eight hours per day, five days per week, including routine maintenance and cleaning of equipment. CRNF will compensate Savage for additional hours at the rate of $69.50 per hour or fraction thereof, calculated in one-half hour increments.

11.7	Rate for Fluxant Materials and Mixing. CRNF will reimburse Savage for the monthly cost of the leased Fluxant Facility pursuant to Section 7, plus 15%. CRNF will also reimburse Savage for the cost to purchase, load at origin, and deliver sand and pond ash to the Fluxant Facility, plus 15%. In addition, CRNF will compensate Savage for fluxant mixing and delivery to the Fertilizer Plant Fluxant Storage Shed at the rate of $16.98 per WST. Savage will invoice CRNF for fluxant based on weights from the CRNF scale.

11.8	Personnel Availability. In the event that the Refinery or Fertilizer Complex is shut down, as contemplated by Section 10, Savage will cause its employees to assist CRNF to fill such duties or functions, for which such employees are qualified, as may be designated by CRNF.

11.9	Adjustment of Monthly Fee and Rates. The Monthly Fee and all rates specified in this Section 11 will be subject to an adjustment as provided in Exhibit 11.9.

11.10	Invoicing and Payments. Savage will invoice CRNF monthly. Such invoices will specify the Services rendered in reasonable detail. CRNF will pay the undisputed portion of each invoice within 30 days of the date thereof. Invoices not paid when due will accrue interest at the rate of 18% per year from the due date until paid.

11.11	Invoice Dispute. In the event CRNF disputes one or more items in an invoice, it will notify Savage in writing of the item or items under dispute and the reasons therefor. CRNF may withhold payment of the portion of such invoice disputed in good faith, without payment of interest described above, until the Parties agree to a settlement thereof. Any portion of a disputed invoice which is later paid, will be paid with accrued interest thereon from the date of such invoice until paid.

11.12	Right to Withhold Services. In addition to any other rights, upon giving 10 days’ written notice, Savage may withhold its services under this Agreement in the event CRNF fails to pay timely any amounts invoiced by Savage that are not timely disputed in good faith by CRNF.

11.13	Law or Policy Change. If, subsequent to the date of this Agreement, (i) any new Law or industry requirement is promulgated or the interpretation or enforcement of any existing Law or requirement is changed, or (ii) CRNF or CRRM adopts any new procedure or policy, or amends any existing procedure or policy, which increases or decreases Savage’s costs, then Savage will compute such cost changes and adjust the applicable fees and rates to reflect such changes. CRNF will have the right to review and approve, which approval will not be unreasonably withheld, Savage’s calculations for changes hereunder prior to the changes going into effect; provided any approved changes will be effective from the date on which Savage begins to incur such additional costs.
12.	Disputes.
12.1	Arbitration. The Parties will in good faith attempt to resolve promptly and amicably any dispute between the Parties arising out of or relating to this Agreement (each a “Dispute”) pursuant to this Section 12.1. The Parties will first submit the Dispute to a representative of each Party, who will then meet within 30 days to resolve the Dispute. If the Dispute has not been resolved within 60 days of the submission of the Dispute to such representatives, the Dispute will be submitted to a mutually agreed arbitrator who will then meet with the Parties within 30 days to resolve the Dispute. If the Parties cannot agree on an arbitrator, each Party will appoint one arbitrator, each such arbitrator being appointed within 10 days thereafter, and the appointed arbitrators will mutually select a third arbitrator within 10 days after their appointment. The arbitration will be in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association. The arbitration will be held in Kansas City, Missouri, or such other place as the Parties agree, within 30 days of the appointment of the arbitrator(s). The judgment of the arbitrator(s) will be determined within 30 days after the conclusion of the arbitration hearing, and will be final and binding on the Parties and may be entered in any court having jurisdiction. The costs and expenses of the arbitrator(s) will be borne equally by the Parties, and the Parties will pay their own respective attorneys’ fees and other costs.

12.2	Multi-Party Disputes. The Parties acknowledge that they or, their respective affiliates contemplate entering or have entered into various additional agreements with third parties that relate to the subject matter of this Agreement and that, as a consequence, Disputes may arise hereunder that involve such third parties (each a “Multi-Party Dispute”). Any such Multi-Party Dispute, to the extent feasible, will be resolved by and among all the interested parties pursuant to the provisions of Section 12.1.
13.	Indemnification. Each Party will indemnify, defend and hold harmless the other Party, its parent, subsidiaries, affiliates, successors and assigns and each of their officers, directors, shareholders and employees (“Related Parties”) from any damage to property, any injury to person (including death), and any other liabilities, obligations, demands, claims, causes of action, expenses, fines and losses of any type (including, but not limited to, reasonable attorneys’ fees and litigation expenses) (collectively, “Damages”) to the extent caused by, attributable to, resulting from or arising out of (a) the indemnifying Party’s or its Related Parties’ negligence, gross negligence or willful misconduct in performing or failing to perform its obligations under this Agreement, (b) the indemnifying Party’s or its Related Parties’ breach of any representation, warranty or covenant contained in this Agreement or in any of its Exhibits, or (c) the indemnifying Party’s or its Related Parties’ failure to comply with Law. Where Damages are the result of the joint or concurrent negligence of the Parties, each Party will indemnify the other in proportion to its respective allocable share of such joint or concurrent negligence.
14.	Insurance.
14.1	Savage will provide and maintain insurance of the following types and amounts:
(a)	workers’ compensation insurance as required by Law in the state having jurisdiction over its employees, and over the location where the Services are being performed, and employer’s liability insurance with limits of $500,000 per occurrence;

(b)	general liability insurance, including contractual liability, XCU hazards (explosion, collapse and underground) and completed operations to cover liability for bodily injury and property damage with a combined single limit of $2,000,000 per occurrence; and

(c)	business automobile liability insurance covering owned, hired or non-owned automobile equipment, including liability for bodily injury and property damage with a combined single limit of $2,000,000 per occurrence.
14.2	Policy Provisions. The general liability and business automobile liability policies will name CRNF as an additional insured for liabilities arising out of Savage’s performance under this Agreement and will be primary to any other insurance of CRNF; provided, however, insurance provided by Savage will not cover the negligent acts or omissions of any of the additional insureds. The workers’ compensation and employer’s liability insurance will add CRNF under an alternate employer endorsement. Such insurance will specifically provide that it applies separately to each insured against which claim is made or suit is brought, except with respect to the limits of the insurer’s liability.

14.3	Certificates. Prior to providing any Services, Savage will furnish CRNF with certificates of insurance, which document that all coverages and endorsements required by this Article 14 have been obtained. Renewal certificates will be obtained by Savage as and when necessary and copies thereof will be forwarded to CRNF as soon as same are available and in any event prior to the expiration of the policy so renewed. These certificates will provide for 30 days written notice to CRNF prior to change or cancellation of any policy. In no event will CRNF’s acceptance of an insurance certificate that does not comply with this Section 14.3 constitute a waiver of any requirement of this Article 14.

14.4	The provisions of this Article 14 will survive the termination of this Agreement.

15.	Defaults and Remedies.
15.1	Events of Defaults. Any one or more of the following will constitute an “Event of Default” hereunder:
(a)	Either Party fails to pay any amount (other than one disputed in good faith) within 10 days after written notice that such amount is overdue.

(b)	Savage fails to perform one or more of the Services described in Sections 5.1 — 5.6, or in the manner described in Section 5.13 and Savage has not cured such failure within 15 days after receipt of written notice thereof from CRNF; provided, Savage will only be entitled to this 15 day cure period once during any continuous 12 month period for a failure of the same type. Any subsequent failure of the same type occurring within 12 months will immediately be deemed an Event of Default without a further opportunity to cure, unless an additional opportunity to cure is granted by CRNF (in CRNF’s sole discretion).

(c)	Except as otherwise specified above, either Party fails to perform or observe any other material term or provision of this Agreement and such failure (i) is not cured within 30 days after written notice thereof has been given by the non-defaulting Party when the failure can be cured within such period, or (ii) if the failure cannot be cured within such period, (x) the defaulting Party fails to initiate or diligently pursue a cure within such period or (y) the defaulting Party fails to cure the failure within such additional period as may reasonably be required to effect a cure after the notice.

(d)	Either Party (i) applies for or consents to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) is unable or admits in writing its inability to pay its debts generally as they mature, (iii) makes a general assignment for the benefit of its creditors, (iv) is dissolved or liquidated in full or in part, or (v) commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it.
15.2	Remedies. Subject to the notice provisions set forth in Section 17.3 hereof, upon the occurrence or continuance of an Event of Default, the non-defaulting Party may at its option do any one or more of the following in any order: (a) terminate this Agreement without relieving the defaulting Party of any of its obligations already incurred under this Agreement, or (b) exercise any or all other rights or remedies otherwise provided by this Agreement or by law or in equity.

15.3	Remedies are Cumulative. All remedies provided for in this Agreement are cumulative and are in addition to each other and to any and all other rights and remedies provided by law or in equity. The exercise of any right or remedy by the non-defaulting Party hereunder will not in any way constitute a cure or waiver of default hereunder, or invalidate any act done pursuant to any notice of default, or prejudice the non-defaulting Party in the exercise of any of the rights hereunder.

15.4	Limitation of Damages. In no event will either Party be liable for loss of profits, loss of opportunity, or loss of production which may be suffered by such Party in connection with the performance of this Agreement; provided that third party damages subject to indemnification under this Agreement will not be limited by this Section.

15.5	Step-in Rights. If Savage fails to perform one or more of the Services described in Sections 5.1 — 5.6, or in the manner described in Section 5.13, and such failure will (in CRNF’s reasonable judgment), without immediate corrective action, jeopardize the continued operation of the Refinery’s coker units or the Fertilizer Complex, then regardless if such failure is or is not subject to cure pursuant to Section 15.1(b), CRNF will have the right, but not the obligation, temporarily at CRNF’s expense to take over control and operation of the Equipment and perform the Services itself or using another contractor selected by CRNF (in CRNF’s sole discretion) until the earlier of (a) such time as Savage cures such breach as provided in Section 15.1(b), if applicable, and resumes performing the Services, or (b) 30 days following the date on which CRNF terminates this Agreement for cause in accordance with Section 15.2; provided that, during the period that CRNF (or a CRNF contractor other than Savage) controls and operates the Equipment, (i) CRNF will have no obligation to pay Savage the Monthly Fees or the Variable Fees to the extent Savage is not providing Services, (ii) Savage will reimburse CRNF for fees paid to another contractor to perform the Services during such period that are in excess of the Monthly Fees and the Variable Fees that would have been paid to Savage during such period, and (iii) CRNF will be responsible for the servicing, maintenance, repairs, damage and loss associated with CRNF’s or its contractor’s use of the Equipment during such period, and will indemnify and defend Savage against claims resulting from CRNF’s or its contractor’s use of the Equipment during such period.
16.	Force Majeure
16.1	Performance Excused. No Party will be liable to any other Party for failure of or delay in performance hereunder (except for the payment of money) to the extent that the failure or delay is due to Force Majeure. Performance under this Agreement will be suspended (except for the payment of money then due or to become due) during the period of Force Majeure to the extent made necessary by the Force Majeure.

16.2	No Extension. No failure of or delay in performance pursuant to this Article 16 will operate to extend the term of this Agreement. Performance under this Agreement will resume to the extent made possible by the end or amelioration of the Force Majeure event.

16.3	Notice of Force Majeure. Upon the occurrence of any event of Force Majeure, the Party claiming Force Majeure will notify the other Party promptly in writing of such event and, to the extent possible, inform the other Party of the expected duration of the Force Majeure event and the performance to be affected by the event of Force Majeure under this Agreement. Each Party will designate a person with the power to represent such Party with respect to the event of Force Majeure. The Party claiming Force Majeure will use its Commercially Reasonable efforts, in cooperation with the other Party and such Party’s designee, to diligently and expeditiously end or mitigate the Force Majeure event. In this regard, the Parties will confer and cooperate with one another in determining the most cost-effective and appropriate action to be taken. If the Parties are unable to agree upon such determination, the matter will be determined by dispute resolution in accordance with Article 12.
17.	Miscellaneous.
17.1	Assignment. This Agreement will extend to and be binding upon the Parties hereto, their successors and assigns. No assignment by Savage will be permitted hereunder without the express prior written consent of CRNF, and any assignment made without such express prior written consent will be void. No assignment by CRNF will be permitted hereunder without the express prior written consent of Savage, which will not be unreasonably withheld.

17.2	Governing Law. This Agreement will be governed by, and interpreted and construed in accordance with, the laws of the State of Kansas, without regard to the conflict of law provisions thereof. To the extent such laws conflict with the Federal Arbitration Act, the Federal Arbitration Act will apply.

17.3	Notices. Any notice required or permitted by this Agreement must be in writing and delivered as follows, with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; or (iii) by certified or registered mail, return receipt requested, upon verification of receipt. Notice must be sent to the following addresses or such other address as either party may specify in writing:
If to CRNF:
Coffeyville Resources Nitrogen Fertilizers, LLC
Attention: General Manager
Nitrogen Plant 701 East North Street
Post Office Box 5000
Coffeyville, Kansas 67337

With a copy to:
Coffeyville Resources Nitrogen Fertilizers, LLC
Attention: Kevan Vick
10 East Cambridge Circle Drive, Suite 250
Kansas City, Kansas 66103
If to Savage:
Savage Services Corporation
Attention: Group Leader, Refinery & Sulphur Services
6340 South 3000 East, Suite 600
Salt Lake City, Utah 84121
With a copy to:
Savage Services Corporation
Attention: General Counsel
6340 South 3000 East, Suite 600
Salt Lake City, Utah 84121
17.4	Headings. The Article and Section headings used in this Agreement are for convenience only and do not constitute a part of this Agreement.

17.5	Standard of Conduct. The Parties will at all times carry out their duties and responsibilities hereunder in an efficient, cost-effective and prudent manner, consistent with standards and practices that are customary in the chemical and industrial gases industries.

17.6	Independent Contractor. Savage is an independent contractor in the performance of each and every part of this Agreement. Savage will have full and complete control as an independent contractor of its activities and operations, and those of any subcontractors, under this Agreement. Savage’s employees will be deemed for all purposes the employees of Savage and subject to Savage’s sole and exclusive direction, supervision and control.

17.7	Severability. Every covenant, term and provision of this Agreement will be construed simply according to its fair meaning and in accordance with industry standards and not strictly for or against any Party. Every provision of this Agreement is intended to be severable. If any term or provision of this Agreement is illegal or invalid for any reason, such illegality or invalidity will not affect the validity or legality of the remainder of the Agreement.

17.8	Waiver. The waiver by either Party of any breach of any term, covenant or condition contained in this Agreement will not be deemed to be a waiver of such term, covenant or condition or of any subsequent breach of the same or any other term, covenant or condition contained in this Agreement. No term, covenant or condition of this Agreement will be deemed to have been waived unless such waiver is in writing.

17.9	Entire Agreement. This Agreement represents the entire and integrated agreement between the Parties with respect to the subject matter hereof and supersedes all prior or contemporaneous negotiations or representations or prior agreements, whether oral or written, including the Original Agreement.

17.10	Amendment. No amendment or modification of this Agreement may be made except as may be mutually agreed upon in writing by each Party.

17.11	Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.
[signature page follows]

Executed as of the date first set forth above.

Coffeyville Resources Nitrogen Fertilizers, LLC
By:	/s/ Stanley A. Riemann
	Name:	Stanley A. Riemann
	Title:	COO

Savage Services Corporation
By:	/s/ Jason Ray
	Name:	Jason Ray
	Title:	VP Operations

Exhibits
Exhibit 5.8 — Coffeyville Resources Equipment Exhibit
Exhibit 11.9 — Adjustment Procedures

Exhibit 5.8
Coffeyville Resources Equipment

	Equipment No.	Description
1.	1-H-101	Feeder Breaker
2.	1-H-102	Crusher Feed Conveyor
3.	1-H-10	Bag House at Crusher Building
4.	1-H-103	Magnetic Separator at Crusher
5.	1-Y-101	Crusher
6.	1-H-105	Silo Feed Conveyor
7.	1-H-08A	Silo Dust Collector
Maintenance Requirements

FEEDER BREAKER 01-H-101	Daily	Weekly	Monthly	6 months
Grease pick breaker motor (2 pumps)				X
All other bearings are on auto greasers. Report to Maint when greasers are low.			X
Check pick breaker chain drive and gear box oil levels		X
Clean coke accumulations from feeder breaker drive equipment.	X
Remove buildup in feed conveyor outlet chute.	X
Clean hydraulic skid and report any leaks to maintenance.	X

CRUSHER FEED CONVEYOR 01-H-102
Grease conveyor head, tail, and idler roller bearings (2 pumps)		X
Grease belt roller bearings (4 pumps)		X
Grease conveyor driver motor bearings (1 pump)				X
Check driver gear box oil level weekly.		X
Clean outlet chute of coke buildup.	X
Remove coke from the conveyor head roller area to prevent belt wear and tracking problems.	X
Visually inspect belt tracking and report problems to Maintenance.	X

CRUSHER MAGNETIC SEPERATOR 01-H-103
Grease all bearings (2 pumps)		X
Check driver gear box oil level.	X
Visually inspect belt tracking. Report problems to Maintenance.	X

	Daily	Weekly	Monthly	6 months

COKE CRUSHER 01-Y-101
Grease crusher main bearings (1 pump).		X
Grease drive motor bearings (2 pumps)				X
Clean tramp metal collection trays.	X
Check oil level in drive gear box.		X
Clean inlet and outlet chutes of coke buildup.	X
Check that chute vibrators are operating when ever crusher is operating.	X
Clean Crusher walkway deck.	X
Verify crusher overhead hoist is under the roof when not in use.	X

CRUSHER AREA BAG HOUSE 01-H-10
Grease blower bearings (2 pumps)			X
Grease blower motor bearings (2 pumps)			X
Grease blower air lock bearings (1 pump) weekly.		X
Check Air lock drive gear box oil level.		X
Visually inspect drive belt.		X
Report excessive vibration and belt noise to maintenance.	X
Check that blast doors are intact		X

COKE SILO FEED CONVEYOR 01-H-05
Grease head, tail, and idler roll bearings (3 pumps)			X
Grease belt roller bearings (4 pumps)		X
Grease anti reverse arm bearings (1 pump)			X
Visually inspect belt tracking.	X
Clean conveyor head roller area of any coke buildup.	X
Clean belt wash trough of coke.	X
Report damaged idlers to maintenance.	X
Verify belt scrapers are operating correctly.		X
Clean conveyor head scraper drop chute.		X
Clean drive assembly and pent house area.		X
Verify silo hoist is stored inside of building when not used.	X

COKE SILO BAG HOUSE 01-H-08A
The blower and drive motor have sealed bearings. Maint to inspect.				X
Visually inspect drive belt.		X
Report excessive vibration or noise to maintenance.	X

Exhibit 11.9
Adjustment Procedures
1.	Adjustments to Fees. During the Term, the Monthly Fee and other rates specified in Article 11 will be subject to adjustment at the times, in the manner and by the same percentage as provided in this Exhibit 11.9. For the purpose of calculating any adjustments, the following component breakdown, the applicable indices and indices base dates, and adjustment procedures will apply:
Fee: Monthly Fee (Section 11.1)
Component Breakdown:

(a) Fuel	2%	of rate
(b) Other Costs	98%	of rate

Total	100%
Fee: Variable Refinery Coke Fee (Section 11.2a)
Component Breakdown:

(a) Fuel	43%	of rate
(b) Other Costs	57%	of rate

Total	100%
Fee: Variable Non-Refinery Component Coke Fee (Section 11.2b)
Component Breakdown:

(a) Fuel	43%	of rate
(b) Other Costs	57%	of rate

Total	100%
Fee: Hauling Coke from Intermediate Coke Storage Area to Fertilizer Plant Coke Storage Area Fee (Section 11.3)
Component Breakdown:

(a) Fuel	43%	of rate
(b) Other Costs	57%	of rate

Total	100%
Fee: Slag Handling Fee (Section 11.5)
Component Breakdown:

(a) Fuel	43%	of rate
(b) Other Costs	57%	of rate

Total	100%
Fee: Sweeping Fee (Section 11.6)
Component Breakdown:

(a) Fuel	15%	of rate
(b) Other Costs	85%	of rate

Total	100%

Fee: Fluxant Fee (Section 11.7)
Component Breakdown:

(a) Fuel	15%	of rate
(b) Other Costs	85%	of rate

Total	100%
2.	Adjustment Indices Applicable to Fee Components:
(a)	Fuel. The “Fuel” component will be adjusted at the start of the Primary Term, and on the 1st day of each subsequent quarter thereafter (March, June, September, December) throughout the balance of the Term. The fuel adjustment will be based upon changes in the Lundberg Index for No. 2 low sulfur, branded rack diesel for Wichita, Kansas. The Lundberg price published for the third Friday of the month immediately preceding each fuel adjustment date will be used for calculating each adjustment. The adjustment will use the following base costs:

Lundberg	2.00
Federal Tax	0.244
Kansas State Tax	0.260

Total Price	$2.504	per gallon
(b)	Other Costs. The “Other Costs” component will be adjusted annually beginning March 1, 2009, based upon changes in the Producer Price Index, special commodities grouping, not seasonally adjusted, industrial commodities less fuels and related products and power as first published monthly by the U.S. Department of Labor in its PPI Detailed Report publication. The immediately preceding December index will be used for each March 1st adjustment. The base index will be the index for December 2007, which is 173.2. The “Other Costs” component will not be adjusted more than 3.0% per contract year from the base index.
3.	Method of Calculating Adjustments. Each of the fee component percentages will be increased or decreased by a value multiplier determined by the division of the current index value by the base index value. The sum of the resultant adjusted component percentages becomes the fee multiplier. The base fee is then increased or decreased by multiplying the fee by the fee multiplier. The value multiplier percentage, fee component percentages and fee multiplier will be rounded to three decimal places (one percentage decimal place). The fee will be adjusted to the same number of decimal places in the respective base rates. The fee multiplier will never be less than the value of 1.000. An example of such calculation is attached to the end of this Exhibit.

4.	Discontinued. Suspended or Unrepresentative Indexes. If any of the above defined indexes are discontinued or suspended, or if either Party determines in good faith that any of the defined indexes are not representative of true changes in cost, the Parties agree to negotiate, in good faith, for suitable substitutes for such indexes.

SAVAGE SERVICES CORPORATION
Rate Adjustment Worksheet
Coffeyville Resources
Effective Date March 1, 2008
Index Data

		A	B	C
		Index Data
Component	Index Information	Current	Base	Value Multiplier
				A/B
(1) Fuel		3.3226	2.5040	132.7%
	Lundberg #2 LS. Branded, Wichita. KS 3rd Friday of prior month

	Lundberg Index Value 02/15/03	2.8188	2.0000
	Federal Fuel Tax	0.2440	0.2440
	Kansas Fuel Tax	0.2600	0.2600

	Start of Primary Term, (March 1, 2008)	3.3228	2.5040
	Quarterly Thereafter (Jun 1, Sep 1, Dec 1, Mar 1)

(2) Other Costs		173.2	173.2	100.0%
	PPI-WPU03T15M05, Industrial	Dec-07	Dec-07
	Commodities less fuels-Prior Dec
	Annually Beginning March 1,2009
Index & Component Data

		A	B	C	D	E
		Index Data			Component Percentage Data
		Current	Base	Value Multiplier	Base	Adjusted
				A/B		C x D
	Fee Multiplier #1
(1) Fuel		3.3226	2.5040	132.7%	2.0%	2.7%
(2) Other Costs		173.2	173.2	100.0%	98.0%	98.0%
				Total	100.0%	100.7%
						F-1
						Fee Multiplier

	Fee Multiplier #2
(1) Fuel		3.3226	2.5040	132.7%	43.0%	57.1%
(2) Other Costs		173.2	173.2	100.0%	57.0%	57.0%
				Total	100.00%	114.1%
						F-2
						Fee Multiplier

	Fee Multiplier #3
(1) Fuel		3.3226	2.5040	132.7%	15.0%	19.9%
(2) Other Costs		173.2	173.2	100.0%	85.0%	85.0%
				Total	100.00%	104.9%
						F-3
						Fee Multiplier
Fee Data

			F		G	H	I
			Fee Data				Adjusted
			Ref	Multiplier	Base	Unit of Measure	Fee
	Section						F x G

Monthly Fee	11.1		F-1	100.7%	$129,238.53	Month	$130,143.20
Refinery Coke	11.2	(a)	F-2	114.1%	$0.573	Short Ton	$0.654
Non-Refinery Coke Fee	11.2	(b)	F-2	114.1%	$0.169	Short Ton	$0.193
Hauling Coke from Intermediate Coke Storage Area to Fertilizer Plant Coke Storage Area	11.3		F-2	114.1%	$24.77	Truck Load	$28.26
Slag Handling Services	11.5		F-2	114.1%	$10.32	Truck Load	$11.78
Coke Sweeping Services
Daily Rate	11.6		F-3	104.9%	$688.00	Day	$721.71
Additional Hours	11.6		F-3	104.9%	$69.50	Hour	$72.91
Fluxant Mixing & Transporting	11.7		F-3	104.9%	$16.98	Short Ton	$17.81

SAVAGE SERVICES CORPORATION
Notice of Rate Adjustment
Coffeyville Resources
Effective Date: March 1, 2008

		Previous	New
	Unit of	Rate	Rate
Description	Measure	Base	3/1/2008

Monthly Fee	Month	$129,238.53	$130,143.20
Refinery Coke	Short Ton	$0.573	$0.654
Non-Refinery Coke Fee	Short Ton	$0.169	$0.193
Hauling Coke from Intermediate Coke Storage	Truck Load	$24.77	$28.26
Area to Fertilizer Plant Coke Storage Area
Slag Hauling Services	Truck Load	$10.32	$11.78
Coke Sweeping Services
Daily Rate	Day	$688.00	$721.71
Additional Hours	Hour	$69.50	$72.91
Fluxant Mixing & Transporting	Short Ton	$16.98	$17.81
Refer to Attached Worksheet for Additional Information